UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                _____________WASTE INDUSTRIES, INC.______________
                                (Name of Issuer)



               ________________COMMON STOCK______________________
                         (Title of Class of Securities)



               __________________941058 10 9______________________
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number 941058 10 9

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1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

         Lonnie C. Poole, Jr.
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2.       Check the Appropriate Box if a Member of a Group
           (See Instructions)
                                                              (a) ____
            Not Applicable                                    (b) ____
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3.       SEC Use Only


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4.       Citizenship or Place of Organization

            United States
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                           5.      Sole Voting Power

         Number of                  1,171,655
          Shares           ----------------------------------------
   Beneficially            6.       Shared Voting Power
         Owned By
           Each                     5,178,518
         Reporting         ----------------------------------------
          Person           7.       Sole Dispositive Power
           With
                                            1,171,655
                           ----------------------------------------
                           8.      Shared Dispositive Power

                                            5,178,518
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9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

         6,350,173
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)

          Not Applicable
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11.      Percent of Class Represented by Amount in Row (9)

         55.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
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ITEM 1(a)         NAME OF ISSUER

                  Waste Industries, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3949 Browning Place, Raleigh, NC  27609

ITEM 2(a)         NAME OF PERSON FILING

                  Lonnie C. Poole, Jr.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

                           3949 Browning Place, Raleigh, NC  27609

ITEM 2(c)         CITIZENSHIP

                           See Row (4) on Page 2

ITEM 2(d)         TITLE OF CLASS OF SECURITIES

                           See Cover Page

ITEM 2(e)         CUSIP NUMBER

                           See Cover Page

ITEM 3.           FILING PURSUANT TO RULES 13d-1(b) OR 13d-2(b)

                  Not Applicable

ITEM 4.           OWNERSHIP

                  (a) See Row (9) on Page 2

                  (b) See Row (11) on Page 2

                  (c) See Rows (5)-(8) on Page 2. The shares as to which Mr.
                      Poole has sole voting and dispositive power include 199,320 shares subject to currently exercisable options. The shares as to which Mr. Poole shares voting and dispositive power are held by three grantor trusts of which Mr. Poole's children are beneficiaries and/or trustees.



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

              Not Applicable

ITEM 10. CERTIFICATION

             Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/12/98
--------------------------------------------
Date

/s/ Lonnie C. Poole, Jr.
--------------------------------------------
Lonnie C. Poole, Jr.